Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the use in this Post-Effective Amendment No. 45 to Registration Statement No. 33-52272 of TCW Funds, Inc (formerly TCW Galileo Funds, Inc.) on Form N-1A, of our reports dated December 23, 2005 appearing in the Annual Reports of TCW Galileo Funds, Inc. for the year ended October 31, 2005, incorporated by reference in the Statement of Additional Information, which is a part of this Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses which are also part of this Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 27, 2006